CraftClick.com Announces Fifth Acquisition in 30 Days; Acquisition of Stamparoo.com Adds Premier Rubber Stamp Affinity Portal to the
CraftClick.com Network

PLAYA DEL REY -- February 17, 2000 -- CraftClick.com (OTC BB: CTCK) announced today the acquisition of Stamparoo.com, a comprehensive online source for rubber stamps and rubber stamping supplies.

Stamparoo.com was founded in 1998 by Dan and RuthAnn Richards, a husband-and-wife team that decided to unite RuthAnn's long-time interest in rubber stamping with Dan's extensive Internet and e-commerce abilities to create an online business that has become a favorite of rubber stamping enthusiasts. Dan Richards' experience includes ten years at Digital Equipment, followed by positions at AltaVista, Open Market, and currently FairMarket, where he serves as Director of IS. Ruthann Richards will join CraftClick.com to continue operating Stamparoo.com.

Based in Andover, Massachusetts , Stamparoo.com provides rubber stamp aficionados with an online source of stamps and supplies, including a category-specific catalog of rubber stamps that users can view online. The company is located on the Web at www.stamparoo.com.

Commenting on the acquisition of Stamparoo.com, Peter Yollin, Chief Executive Officer of CraftClick.com, stated "We are very pleased to bring Stamparoo.com into our expanding network of affinity sites. Rubber stamping is one of the many niches within the Arts & Crafts community that has a devoted worldwide following, as evidenced by Stamparoo.com's customer base, which includes customers from most every state in the United States and from numerous regions around the world, including Europe, Asia, and South America."

Mr. Yollin continued, "This acquisition further assists us in our goal of providing all craftspeople with a wide-ranging online community. Our members can shop, exchange information about crafts, and also create free e-commerce enabled homepages to sell their own craft products or products from our CraftClick.com Superstore."

This acquisition follows CraftClick.com's recent acquisitions of Art2Artonline.com, Stitches to Go, Bella-Decor.com and CraftNetVillage.com. Art2Artonline.com (www.art2artonline.com) sells over 35,000 craft items in its online store, and also offers its users chat rooms, bulletin boards, monthly calendars, and free projects. Stitches To Go (www.gostitch.com) caters to the worldwide Needlework community. Bella-Decor.com runs an online Arts and Crafts search engine named CraftsSearch.com, with an unparalleled reach throughout the online and off-line Arts and Crafts industry. CraftsSearch.com can be accessed on the Web at www.craftssearch.com or www.bella-decor.com. Milwaukee-based CraftNetVillage.com (www.craftnetvillage.com) has built a loyal following of craftspeople worldwide seeking Arts and Crafts products, projects, information and advice. One of the first large-scale online Arts and Crafts destinations, CraftNetVillage.com has served to bring craftspeople and craft merchants together on the Internet for almost five years.

About CraftClick.com

CraftClick.com (www.craftclick.com), the ultimate online Arts & Crafts destination, offers amateur and professional craftspeople worldwide a wealth of Arts & Crafts related content, as well as robust e-commerce capabilities, including free commerce-enabled Web pages and free email. CraftClick.com's extensive project and information library contains more than 15,000 fun and creative projects, and its Superstore offers convenient one-stop shopping for several hundred thousand Arts & crafts supplies.

CraftClick.com is also positioning itself as the ultimate virtual exchange through its wholly-owned exchange portal, BuyIt.com ( www.buyit.com). BuyIt.com includes the BuyIt Auction, the BuyItMall, and an extensive online product network. The BuyIt Auction, a member of the FairMarket Network of auction sites, is an online person-to-person auction that is positioned to become the premier "auction of the communities," through co-branding, white labeling and the formation of other strategic alliances. The BuyItMall offers specialty retailers an opportunity to generate an e-commerce Web presence and benefit from the exposure of the BuyIt community. Recent additions to the BuyIt.com online network include BuyIt Kidz, with products and content supplied by eToys.com; BuyIt Health, with products and content supplied by PlanetRX.com; and BuyIt Travel, powered by Travelocity.

For more information, contact Sanjay Sabnani (310-399-
4059/sanjay@vcat.com) at Venture Catalyst; or Sandy Seth (310-827-3500/ir@craftclick.com) at CraftClick.com.